EXHIBIT 99.1

Contacts: John Farr Chief Financial Officer 800.287.4383 investor.relations@pervasive.com

PERVASIVE SOFTWARE REPORTS REVENUE, EARNINGS INCREASES

FOR ITS FOURTH QUARTER AND FISCAL YEAR 2004

Leading data infrastructure software company achieves year-over-year increases in both revenue and profitability

AUSTIN, TEXAS—July 20, 2004—Pervasive Software® Inc. (Nasdaq:PVSW), a global value leader in data infrastructure software, today reported its eighth consecutive quarter of year-over-year increases in revenue and pro forma profitability, its fourteenth consecutive quarter of profitability, and its second consecutive fiscal year of growth in annual revenue and profitability.

“The strong differentiation of Pervasive’s low cost, high value data management and integration solutions has been welcomed by customers and contributed to the growth of our business worldwide, resulting in year-over-year increases in revenue and profitability,” said David Sikora, president and CEO, Pervasive Software. “In an IT spending environment that continues to be very ROI-conscious and highly disciplined, our results have been exceptional and I am pleased to say that we closed out our fiscal year with increased global presence, new product offerings, expanded partnerships, seasoned additions to the executive team, and increased market awareness worldwide. We continue to deliver on the strategic roadmap we put forth over two years ago, building a company positioned to seize opportunities in the data infrastructure software market.”

Revenue, as reported under generally accepted accounting principles (GAAP), was $14.5 million for the fourth quarter of fiscal year 2004, compared to $10.2 million for the fourth quarter of last fiscal year. Net income was $2.7 million, or $0.11 diluted earnings per share, for the fourth quarter, compared to net income of $2.0 million, or $0.11 diluted earnings per share, for the fourth quarter of last fiscal year. On a pro forma basis, as described below, Pervasive realized pro forma net income of $3.0 million, or $0.12 diluted earnings per share, in the fourth quarter of fiscal year 2004, compared to net income of $2.0 million, or $0.11 diluted earnings per share, in the fourth quarter of last fiscal year. Our fourth quarter results are within the range of guidance provided for the quarter in our press release dated April 20, 2004.

Pervasive continued to generate positive cash flow from operations with $2.7 million in the fourth quarter of fiscal 2004, ending the quarter with $34.6 million in cash and marketable securities and no debt.

Revenue, as reported under GAAP, for the full fiscal year ended June 30, 2004, was $49.6 million, compared to $39.2 million for the previous fiscal year. Net income was

$7.3 million, or $0.33 diluted earnings per share, for the full fiscal year, compared to net income from continuing operations of $6.7 million, or $0.37 diluted earnings per share, for the previous fiscal year. On a pro forma basis, as described below, Pervasive realized pro forma net income of $9.1 million, or $0.42 diluted earnings per share for the fiscal year ended June 30, 2004, compared to net income from continuing operations of $6.7 million, or $0.37 diluted earnings per share, for the previous fiscal year.

Sikora continues, “This fiscal year we have grown Pervasive from a single-product, single-market database company to a multi-product, multi-market, multi-channel company serving the data infrastructure software needs of independent software vendors (ISVs) and IT managers around the world. While we continue to execute well on the data management business, we are also excited about the revenue opportunities made possible by the new integration product platform and its subsequent offerings. With the June debut of embeddable versions of our low-total cost of ownership integration technology specifically for ISVs and application developers, we continue to increase our visibility and opportunities in the marketplace. As we look to the new fiscal year, we believe Pervasive is well positioned to capitalize on synergies between the data management and integration product lines and achieve solid, long-term financial performance for our shareholders.”

Business Outlook

For the first fiscal quarter ending September 30, 2004, Pervasive expects revenue to be in the range of $13.2 million to $13.8 million and GAAP-basis net income to be in the range of $1.8 million to $2.2 million, both representing increases over the same quarter of last year. GAAP-basis profitability is expected to include amortization of purchased intangibles of approximately $0.3 million in the first quarter of fiscal year 2005. These expectations for revenue and net income reflect sequential decreases from the quarter ended June 30, 2004 due primarily to the typical international seasonality the company experiences in the summer months.

Pervasive management believes that the pro forma results described in this release are useful for an understanding of Pervasive’s ongoing operations because GAAP results include non-cash charges associated with the write-off of in-process research and development and the amortization of purchased intangibles and non-cash gains from discontinued operations. Management uses these pro forma results to compare the company’s performance to that of prior periods for analysis of trends, and to evaluate the company’s financial strength, develop budgets, manage expenditures and develop a financial outlook. Pro forma results are supplemental and are not intended as a substitute for GAAP results.

Conference Call Details

Pervasive will host a conference call to discuss these results with the investment community today at 5 P.M. Eastern time. The dial-in numbers for the call are 800.862.9098 or 785.424.1051. The conference ID is “PVSW”. The conference call may also be accessed live over the Web at http://www.pervasive.com/ircalendar. Check the site before the call for login information. Replay will be available 6 P.M Eastern

Tuesday, July 20, to midnight, Tuesday, July 27, by dialing 800.562.3380 or 402.220.1188, or for a longer period through Pervasive’s Web site.

About Pervasive Software

Pervasive Software is a global value leader in data infrastructure software. The company’s award-winning products enable customers to manage, integrate, analyze and secure their critical data, providing the industry’s best combination of performance, reliability and cost. Pervasive’s strength is evidenced by the size and diversity of its customer base, serving tens of thousands of customers in virtually every industry market around the world. With headquarters in Austin, Texas, Pervasive was founded in 1994 and sells its products into more than 150 countries. More information may be found on the Web at http://www.pervasive.com.

Cautionary Statement

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally preceded by words such as “may,” “plans,” “expects,” “believes,” “anticipates,” “estimates” or “intends.” All forward-looking statements included in this document are based upon information available to Pervasive as of the date hereof, and Pervasive assumes no obligation to update any such forward-looking statement. Investors are cautioned that actual results could differ materially from Pervasive’s current expectations. Factors that could cause or contribute to such differences include, the factors and risks discussed in Pervasive’s reports filed from time to time with the Securities and Exchange Commission including, without limitation, the risk that Pervasive will be unable to attract, motivate and retain skilled sales, marketing, engineering and other personnel, the risk that the packaged client/server applications market will not continue to grow at historical rates, and the risk that current revenues are substantially dependent upon continued market acceptance of and revenues from the company’s data infrastructure products.

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All Pervasive brand and product names are trademarks or registered trademarks of Pervasive Software Inc. in the United States and other countries. All other marks are the property of their respective owners.

Pervasive Software Inc.

Condensed Consolidated Statements of Operations (GAAP) (A)

(in thousands, except per share data)

(Unaudited)

	Three months ended June 30		Twelve months ended June 30
	2004	2003 (B)	2004	2003
Revenues:
Product licenses	$11,688	$9,254	$40,967	$35,374
Services and other	2,817	960	8,641	3,831

Total revenue	14,505	10,214	49,608	39,205

Costs and expenses:
Cost of product licenses	574	273	1,712	991
Cost of services and other	1,618	1,147	5,519	4,907
Sales and marketing	5,394	3,479	18,311	13,673
Research and development	2,828	2,135	9,983	8,033
General and administrative	1,312	1,163	5,228	4,866
Write-off of acquired in-process research and development	—	—	1,084	—

Total costs and expenses	11,726	8,197	41,837	32,470

Operating income from continuing operations	2,779	2,017	7,771	6,735

Interest and other income, net	72	107	293	534
Income tax provision	(200)	(130)	(750)	(580)

Income from continuing operations	2,651	1,994	7,314	6,689

Gain from discontinued operations	—	—	—	159

Net income	$2,651	$1,994	$7,314	$6,848

Diluted earnings per share:
Income from continuing operations	$0.11	$0.11	$0.33	$0.37
Gain from discontinued operations	—	—	—	0.01

Net income	$0.11	$0.11	$0.33	$0.38

Shares used in computing diluted earnings per share	23,922	18,736	21,951	17,917

(A)	See pro forma results of operations and related reconciliation to GAAP results for the three and twelve month periods ended June 30, 2004, on a subsequent page of this release.

(B)	On December 4, 2003, we acquired Data Junction Corporation. During the fourth quarter of last fiscal year, the quarter ended June 30, 2003, Data Junction separately reported $2.4 million of license revenue, $1.5 million of services revenue, for a total of $3.9 million in revenue. These prior year results of Data Junction are not included in this column and are included here for informational purposes only.

Pervasive Software Inc.

Pro Forma Condensed Consolidated Statements of Operations (A)

(in thousands, except per share data)

(Unaudited)

	Three months ended June 30, 2004			Twelve months ended June 30, 2004
	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted
Revenues:
Product licenses	$11,688	$—	$11,688	$40,967	$—	$40,967
Services and other	2,817	—	2,817	8,641	—	8,641

Total revenue	14,505	—	14,505	49,608	—	49,608

Costs and expenses:
Cost of product licenses	574	(317)	257	1,712	(739)	973
Cost of services and other	1,618	—	1,618	5,519	—	5,519
Sales and marketing	5,394	—	5,394	18,311	—	18,311
Research and development	2,828	—	2,828	9,983	—	9,983
General and administrative	1,312	—	1,312	5,228	—	5,228
Write-off of acquired in-process research and development	—	—	—	1,084	(1,084)	—

Total costs and expenses	11,726	(317)	11,409	41,837	(1,823)	40,014

Operating income from continuing operations	2,779	317	3,096	7,771	1,823	9,594

Interest and other income, net	72	—	72	293	—	293
Income tax provision	(200)	—	(200)	(750)	—	(750)

Income from continuing operations	2,651	$317	$2,968	$7,314	$1,823	$9,137

Diluted earnings per share:
Income from continuing operations	$0.11		$0.12	$0.33		$0.42

Shares used in computing diluted earnings per share	23,922		23,922	21,951		21,951

(A)	See Unaudited Condensed Consolidated Statements of Operations on a prior page of this release. Pro forma presentation is not intended to replace GAAP presentation. Pro forma measures are calculated in the manner described in this release.

(B)	Pro forma adjustments related to the Data Junction acquisition consist of (a) the write-off of acquired in-process research and development costs and (b) $0.3 million and $0.7 million for the three and twelve month periods ended June 30, 2004, respectively.

Pervasive Software Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2004	June 30, 2003
ASSETS
Current assets:
Cash and marketable securities	$34,619	$41,665
Trade accounts receivable, net	9,348	4,900
Notes receivable from related parties	—	102
Prepaid expenses and other current assets	1,545	727

Total current assets	45,512	47,394

Property and equipment, net	2,530	2,251

Notes receivable from related parties	—	204

Purchased technology, net	6,616	536
Goodwill	38,955	—
Other assets	255	207

Total assets	$93,868	$50,592

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$9,593	$8,122
Deferred revenue	5,190	2,236
Liabilities of discontinued operations	—	32

Total current liabilities	14,783	10,390

Stockholders' equity	79,085	40,202

Total liabilities and stockholders' equity	$93,868	$50,592